EXHIBIT 10.9

SEPARATION AND CONSULTING AGREEMENT
This SEPARATION AND CONSULTING AGREEMENT (the “Agreement”) is entered into as of September 30, 2012, by and between Robert Van de Vuurst (“the Executive”) and Era Group, Inc., a Delaware corporation (the “Company”), a wholly owned subsidiary of SEACOR Holdings Inc., a Delaware corporation (“SEACOR”).
WHEREAS, the Executive has served as the Chief Operating Officer of the Company and as President of Era Helicopters, LLC;
WHEREAS, the Company and the Executive are not parties to an employment agreement or other contractual understanding regarding the employment of the Executive, and the employment of the Executive is an “employment at will” and may be terminated at any time by either party for any reason;
WHEREAS, the parties have determined by mutual agreement that the employment of Executive shall be terminated, and that the Executive shall continue in a consulting capacity with the Company, on the terms set forth in this Agreement; and
WHEREAS, the parties agree to resolve any and all issues or disputes which may presently exist, or which may later arise out of the circumstances surrounding the Executive's employment with or termination from the Company.
NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1.	Termination of Employment
The Executive's employment with the Company and its affiliates shall cease effective as of October 1, 2012 (the “Termination Date”). Effective as of the Termination Date, the Executive shall have resigned from all his positions with the Company, Era Helicopters, LLC, SEACOR and their subsidiaries and affiliates (each entity individually, and collectively, the “Company Group”). From and after the Termination Date, the Executive shall not hold any office or title with the Company Group, except as a consultant pursuant to Section 3 hereof.

2.	Severance Payments and Benefits
(a)Severance Payment. Subject to the terms of this Agreement, the Company shall pay the Executive the amount of $83,000.00 as a severance payment in connection with his termination of employment (the “Severance Payment”). The Severance Payment shall be paid on December 31, 2012, less applicable withholdings and deductions as provided herein, provided that the Executive remains in compliance with the terms of this Agreement.
(b)Deferred Bonus Payment. Subject to the terms of this Agreement, the Company shall pay the Executive an amount equal to $51,281.60, in respect of the previously earned but deferred bonus, which amount includes all interest accrued (in accordance with the Company's practice) (the “Deferred Bonus Payment”). The Deferred Bonus Payment shall be paid to the Executive in a lump sum cash payment, less applicable withholdings and deductions as provided herein, within seven (7) days of the Release Effective Date (as defined in Section 4 hereof).
(c)Accrued Vacation. Subject to the terms of this Agreement, the Company shall pay to the Executive an amount equal to $9125.00, in respect of the previously accrued vacation pay, less applicable withholdings and deductions as provided herein, within seven (7) days of the Release Effective Date (as defined in Section 4 hereof).
(d)Continued Health Benefits. The Executive and his eligible dependents shall be entitled to continue to participate in the Company's health and dental insurance plans (collectively, “Health Plans”) at the full applicable COBRA rate for the applicable COBRA period. The Executive shall be responsible for all payments related to COBRA continuation coverage and for completing and submitting all applicable enrollment documents as required by the administrator. The Executive's participation in the Health Plans shall otherwise be subject to the terms and conditions of the Health Plans as applicable to employees generally from time to time, including the right of the Company to amend or terminate the Health Plans.
(e)Equity Awards. The Executive has previously been granted awards of restricted stock (the “Restricted Stock”) and stock options (the “Stock Options”) with respect to the common stock of SEACOR, pursuant to the terms of the SEACOR 2003 Stock Incentive Plan and the SEACOR 2007 Stock Incentive Plan. Exhibit B hereto sets forth a list of the Executive's Restricted Stock and Stock Options outstanding as of the date hereof. Effective upon the Release Effective Date, (i) all shares of Restricted Stock that have not previously become vested shall become vested and non-forfeitable, in accordance with the terms of the applicable award agreement upon a “termination without Cause,” and (ii) all shares subject to Stock Options that have not previously become vested shall become vested and exercisable, in accordance with the terms of the applicable award agreement upon a “termination without Cause,” and shall remain exercisable until ninety (90) days following the end of the Consulting Period (June 15, 2013). Except to the extent modified hereby, the Restricted Stock and the Stock Options shall continue to be subject to the terms and conditions as provided by the respective award agreements for each such award.

(f)No Additional Benefits. The Executive acknowledges and agrees that, except as provided in this Section 2, the Executive's participation as an active employee under any benefit plan, program, policy or arrangement sponsored or maintained by the Company Group shall cease and be terminated as of the Termination Date. Without limiting the generality of the foregoing, the Executive's eligibility for and active participation in any of the tax-qualified plans maintained by the Company Group will end on the Termination Date and the Executive will earn no additional benefits under those plans after that date. The Executive shall be treated as a terminated employee for purposes of all such benefit plans and programs effective as of the Termination Date, and shall receive all payments and benefits due to him under such plans and programs in accordance with the terms and conditions thereof.
(g)Acknowledgement. The Executive understands and agrees that absent this Agreement, he would not otherwise be entitled to any payments and benefits as set forth in this Section 2 and his right to receive the payments and benefits set forth herein shall be an unsecured contractual obligation of the Company and he shall have no greater rights than any other employee, consultant or general unsecured creditor of the Company.
(h)Tax Withholding. Notwithstanding anything contained herein to the contrary, all payments made by the Company to the Executive pursuant to this Section 2 shall be reduced by applicable tax withholdings and any other deductions required by law.

3.	Consulting Services
(a)Consulting Period. The Executive shall be retained by the Company as a consultant for the period commencing on October 1, 2012 and expiring on March 30, 2013 (the “Consulting Period”).
(b)Scope of Consulting Services. During the Consulting Period, the Executive shall consult with the Company Group and its executive officers on an as-needed basis regarding the business and operations of the Company and the Company Group, as well as the transition of duties of the Executive to other employees of the Company (the “Consulting Services”). The Executive shall report directly to, and shall perform the Consulting Services as directed by, the Chief Executive Officer of the Company, or such other officer of director of the Company Group as may be determined from time to time by the Company, in its sole discretion. The Executive also will cooperate with the Company and its affiliates in any pending or future litigation or investigations or other disputes concerning third parties in which the Executive, by virtue of his prior employment with the Company, has relevant knowledge or information. In connection with providing the Consulting Services, the Executive shall comply in full with all applicable law, and rules and regulations and with the Company Group's Code of Business Conduct & Ethics (as such Code applies to consultants of the Company).
(c)Performance of Consulting Services. The Consulting Services shall be required at such times and such places as shall not result in unreasonable inconvenience to the Executive, recognizing the Executive's other business commitments that he may have to accord priority over the performance of the Consulting Services. In order to minimize interference with the Executive's other commitments, the Consulting Services, to the extent practicable and not prejudicial to the Company Group, may be rendered by personal consultation at his residence or office wherever maintained, or by correspondence through mail, telephone, e-mail or other similar mode of communication at times most convenient to him. It is hereby understood and agreed that during the Consulting Period, the Executive shall have the right to engage in full-time or part-time employment with other business enterprises; provided that the Executive does not breach the restrictive covenants set forth in Section 5 hereof. The parties hereto reasonably anticipate that the level of bona fide services that the Executive is to perform during the Consulting Period will not exceed more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding 36-month period.
(d)Status as Independent Contractor. The Executive acknowledges and agrees that his status at all times during the Consulting Period shall be that of an independent contractor, and that he may not, at any time, act as a representative for or on behalf of the Company Group for any purpose or transaction, and may not bind or otherwise obligate the Company Group in any manner whatsoever without obtaining the prior written approval of an authorized representative of the Company Group therefor. The Executive hereby waives any rights to be treated as an employee or deemed employee of the Company Group for any purpose during the Consulting Period, and that he shall not be entitled to the benefits of being an employee or deemed employee of the Company Group during the Consulting Period. The Executive hereby acknowledges and agrees that, except as provided in Section 2(c) hereof, he shall not be eligible for, shall not actively participate in, and shall not otherwise accrue benefits under, any of the Company Group's benefit plans during the Consulting Period.
(e)Consulting Fees. In consideration for the Consulting Services, subject to the terms hereof, the Company shall pay the Executive a consulting fee of $25,000.00 per month (the “Consulting Fees”). The Consulting Fees shall be paid to the Executive, in arrears, on or about the last business day of the month to which such Consulting Fees relate. The parties hereby acknowledge and agree that the Consulting Fees shall not be deemed to be wages, and therefore, shall not be subject to any withholdings or deductions. The Executive will receive a Form 1099 with regard to the Consulting Fees, and the Executive shall be solely responsible for, and shall pay, all taxes assessed on such fee under the applicable laws of any Federal, state, or local jurisdiction.
(f)Expenses. The Company will be responsible for any reasonable and necessary out-of-pocket expenses incurred by the Executive during the Consulting Period that are directly related to the provision of Consulting Services by the Executive in accordance with the Company's standard expense reimbursement policies applicable to independent contractors, provided that (i) the incurrence of such expenses are approved in advance by the Company, and (ii) appropriate receipts and vouchers for such expenses are submitted to the Company within thirty (30) days after the expenses are incurred.
(g)Early Termination. The Consulting Services shall terminate by reason of the Executive's death or Disability, or by reason of the Executive's election to terminate the Consulting Services. In the event of any such termination, the Consulting Fees shall cease with the month in which the termination occurs. For purposes of this Agreement, “Disability” shall be defined as a physical or mental impairment which prevents the Executive from performing the Consulting Services, as determined by the Company in its sole discretion.
4.    Release of Claims
Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to make any payment to the Executive under this Agreement until (i) the Executive shall have executed and delivered to the Company the release of claims attached hereto as Exhibit A, (the “Release”) and (ii) such Release shall have become effective and irrevocable by the Executive under all applicable law and its terms within thirty (30) days following the Termination Date (the date the Release becomes effective and irrevocable, the “Release Effective Date”).
5.    Restrictive Covenants
In consideration of his rights and benefits under this Agreement, the Executive agrees as follows:
(a)Non-disclosure. As a part of this Agreement, the Executive acknowledges that he is being compensated, in part, in consideration for not disclosing information about the Company Group. The Executive specifically acknowledges and agrees that:
(i)“Company Information” shall include all of the Company Group's trade secrets (that is, any information that derives independent economic value from not being generally known or readily ascertainable by the public, whether or not written or stored in any medium); the identity, preferences and selling and purchasing tendencies of actual Company Group suppliers and customers and their respective decision-makers; the Company's marketing plans, information and/or strategies for the development and growth of the Company Group's products, its business and/or its customer base; the terms of the Company Group's deals and dealings with its customers and suppliers; information regarding Company Group employees, including but not limited to their skills, training, contacts, prospects and abilities; the Company Group's training techniques and programs; the Company Group's costs, prices, technical data, inventory position and data processing and management information systems, programs, and practices; the Company Group's personnel policies and procedures and any other information regarding human resources at the Company Group that the Executive obtained in the course of his employment with the Company. To ensure the continued secrecy of Confidential Information, the Executive agrees that he will not divulge, furnish or make accessible to anyone, Company Information at any time (including both during and following the Consulting Period), except with the consent of or pursuant to the Company's instructions or pursuant to mandatory court order, subpoena or other legal process.
(ii)Upon the Termination Date, the Executive will immediately turn over to the Company any and all Company Information. The Executive agrees that he has no right to retain any copies of Company Information for any reason. Notwithstanding the foregoing provisions of this subsection (ii), during the Executive's provision of Consulting Services, the Company Group may expressly permit the Executive to retain certain Company Information, and such retention shall not be a violation of this subsection (ii) for so long as the Company Group permits the Executive to retain such information and provided that the Executive immediately turns over to the Company any and all such Confidential Information upon the conclusion of the Consulting Services. Notwithstanding the language set forth hereinabove, it is agreed that Executive may retain the Blackberry PDA previously issued to him by the Company so long as Executive removes any Company Information therefrom, and Company also agrees to make arrangements with Verizon Wireless to release the cellular phone number (423-956-0613) to Executive. Executive may also retain the Dell laptop computer previously given to Executive provided, again, that Executive removes all Company Information therefrom.
(b)Non-disparagement. The Executive agrees that he shall not make nor cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of any member of the Company Group or their respective officers of directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing, including but not limited to the business affairs, financial condition or prospects of any of the Company Group, including comments to any media outlet, industry group, financial institution, client, customer or employee of the Company Group. Nothing in this Section 5(b) shall be construed to prevent the Executive from providing information to any governmental agency to the extent required by law, or giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena or other legal process.
(c)Noncompetition. The Executive acknowledges that the Executive has and will continue to perform services of a unique nature for the Company that are irreplaceable, and that the Executive's performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any of the following entities: Bristow Group Inc., PHI, Inc., CHC Helicopter, Milestone Aviation Group, Libra Group, Global Vectra Helicorp Ltd., RLC, LLC, VIH Aviation Group, and entities related to Ed Washecka, and any entity, affiliate or principal of any entity leasing helicopter aircraft to or buying helicopter aircraft from any of the Company's leasing clients or any of their affiliates, subsidiaries and/or related entities, including any other person, firm, corporation or other entity, in whatever form, which following the date hereof is or subsequently becomes engaged in the business of providing helicopter aviation services (collectively, the “Prohibited Activities”) during the period from the date hereof until March 30, 2014 (the “Restricted Period”). Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being (i) a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in the Prohibited Activities, so long as the Executive has no active participation in the business of such corporation or (ii) employed by, or providing services to, a subsidiary, division or unit of any entity that engages in any such Prohibited Activities so long as the Executive does not provide any services to such portion of the entity's business that engages in such Prohibited Activities. It is further agreed that, and notwithstanding the foregoing, Executive is a licensed attorney at law and that none of the restrictions or Prohibited Activities referenced above shall be deemed to in any manner restrict Executive from performing legal services or legal consultation of any kind or nature for any person or entity at any time, including but not limited to those persons and entities specifically referred to herein as and to the extent required to comply with applicable rules of professional conduct for attorneys.
(d)Nonsolicitation; Noninterference. During the Restricted Period, the Executive agrees that the Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company Group to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or, in the case of employees, to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group, or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 5(d) while so employed or retained and for a period of six (6) months thereafter.
6.    Enforcement of Restrictions
(a)Reasonableness. The Executive hereby acknowledges that: (i) the restrictions provided in this Agreement (including, without limitation, those contained in Section 5 hereof) are reasonable in light of the necessity of the protection of the business of the Company Group; (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any restrictions in this Agreement are overbroad or unenforceable for any reason, the court shall modify the relevant provision to the least extent necessary and such provision shall be enforced as modified.
(b)Injunctive and Other Relief. The Executive recognizes and agrees that should he fail to comply with the restrictions set forth in this Agreement (including, without limitation, those contained in Section 5 hereof), which restrictions are vital to the protection of the Company Group's business, the Company Group will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, the Executive agrees that in the event of the breach or threatened breach by him of any of the restrictive covenants in this Agreement, the Company Group shall be entitled to preliminary and permanent injunctive relief against him and any other relief as may be awarded by a court having jurisdiction over the dispute. In the event of a breach by the Executive of such provisions, the Company Group shall have the right to cease making any payments, or providing other benefits, under this Agreement. The rights and remedies enumerated in this Section 6 shall be independent of each other, and shall be severally enforced, and such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Company Group in law or in equity.
7.    Return of Property
Except as set forth in Section 5(a)(ii) above, and concurrently with the Termination Date, the Executive shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies thereof in the Executive's possession. The Executive acknowledges and agrees that all such materials are the sole property of the Company. Notwithstanding anything to the contrary contained herein, the Executive will be entitled to remove, transfer and retain (i) papers and other materials of a personal nature, including without limitation photographs, personal correspondence, personal diaries, personal calendars and rolodexes, personal phone books and files relating exclusively to his personal affairs, (ii) information the Executive reasonably believes may be needed for the planning and preparation of the Executive's personal tax returns and (iii) copies of compensation and benefit plans and agreements relating to the Executive's employment with or termination from the Company.
8.    Miscellaneous
(a)Entire Agreement. This Agreement and the Release set forth the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior understandings and agreements between the parties and neither party shall have any obligation toward the other except as set forth herein. Without limiting the generality of the foregoing, the Executive agrees that the execution of this Agreement and the payments made hereunder shall constitute satisfaction in full of the Company's obligations to the Executive under any and all plans, programs or arrangements between of Company under which the Executive may be entitled to severance or similar payment and/or benefits. This Agreement may not be superseded, amended, or modified except in writing signed by both parties.
(b)Severability and Reformation. Each of the provisions of this Agreement constitutes independent and separable covenants. Any portion of this Agreement that is determined by a court of competent jurisdiction to be overly broad in scope, duration, or area of applicability or in conflict with any applicable statute or rule will be deemed, if possible, to be modified or altered so that it is not overly broad or in conflict or, if not possible, to be omitted from this Agreement. The invalidity of any portion of the Agreement will not affect the validity of the remaining sections of this Agreement.
(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)Successors and Assigns. This Agreement and any rights herein granted are personal to the parties hereto and will not be assigned, sublicensed, encumbered, pledged or otherwise transferred by either party without the prior written consent of the other party, and any attempt at violative assignment, sublicense, encumbrance or any other transfer, whether voluntary or by operation of law, will be void and of no force and effect, except that this Agreement may be assigned to by the Company to any successor in interest to the business of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of the Company. This Agreement and all of the Executive's rights hereunder shall inure to the benefit of and be enforceable by the Executive's heirs and estate.
(e)No Conflict; Governing Law. Each party represents that the performance of all of the terms of this Agreement will not result in a breach of, or constitute a conflict with, any other agreement or obligation of that party. This Agreement is made in, governed by, and is to be construed and enforced in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law. The Executive agrees that any legal action or proceeding brought under or in connection with this Agreement or the Executive's employment may be initiated and maintained in a state or federal court serving New York, New York.
(f)Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.
9.    Confidential Agreement.
The Executive agrees that, as a condition of this Agreement, the Executive will not disclose or in any other manner communicate the terms and provisions of this Agreement to or with any other person except to the Executive's legal counsel, financial or tax advisor(s), or the Executive's significant other (each, an “Authorized Person”). The Executive also acknowledges and agrees that each Authorized Person must be informed by the Executive of, and agree to be bound by, the confidentiality provisions of this Agreement. In the event that the Executive or an Authorized Person is required by law, court order, or subpoena to make any disclosure concerning the Company Group or this Agreement, the Executive will promptly notify the Company of the intended disclosure so as to afford the Company sufficient opportunity to protect and/or enforce the confidentiality provisions of this Agreement.

10.    Notices
All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in the Company's records. Notices sent to the Company should be directed to the attention of SEACOR's General Counsel.
11.    Counterpart Agreements
This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.
12.    Captions and Headings
The captions and headings are for convenience of reference only and shall not be used to construe the terms or meaning of any provisions of this Agreement.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ERA GROUP INC.

/s/ PAUL L. ROBINSON
By: Paul L. Robinson
Title: Vice President, Secretary and General Counsel

ROBERT VAN DE VUURST

/s/ ROBERT VAN DE VUURST

EXHIBIT A
RELEASE OF CLAIMS
1.Terms of Release. This general release is entered into by and between Robert Van de Vuurst (“the Executive”) and Era Group, Inc. (the “Company”), as of the date hereof (the “General Release”), pursuant to the terms of the Separation and Consulting Agreement dated as of the date hereof, and to which this General Release is attached (the “Separation Agreement”), which provides the Executive with certain significant benefits, subject to the Executive's executing this General Release.
2.General. In exchange for and in consideration of the severance and other payments and benefits described in the Separation Agreement, the Executive, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys' fees and causes of action of every kind and nature, known and unknown, which the Executive may have against them up to the Effective Date of this General Release (as defined below), including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) the Executive's employment with the Company or the termination thereof; (ii) any treatment of the Executive by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (iii) any damages or injury that the Executive may have suffered, including without limitation, emotional or physical injury, or compensatory damages; (iv) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever; or (v) all such other claims that the Executive could assert against any, some, or all of the Released Parties in any forum, accrued or unaccrued, liquidated or contingent, direct or indirect.
3.Broad Construction. This General Release shall be construed as broadly as possible and shall also extend to release the Released Parties, without limitation, from any and all claims that the Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, based on acts, omissions, transactions or occurrences which occurred up to the Effective Date against any Released Party for violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Executive Retirement Income Security Act of 1974; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; any other federal, state, or local law or ordinance; any public policy, whistleblower, contract, tort, or common law; and any demand for costs or litigation expenses, including but not limited to attorneys' fees (collectively, with the release of claims set forth in Section 2, the “Released Claims”). The severance payments and other rights of the Executive expressly provided for under the Separation Agreement, as well as any rights that the Executive may have to be indemnified by the Company pursuant to the Company's Certificate of Incorporation, By-laws or directors and officers liability insurance policies, are excluded from this General Release.
4.Released Parties. The term “Released Parties” or “Released Party” as used herein shall mean and include: (i) the Company; (ii) SEACOR Holdings Inc. (iii) the Company's former, current and future parents, subsidiaries, affiliates, shareholders and lenders; (iv) any predecessor or successor of any person listed in clauses (i), (ii) and (iii); and (iv) each former, current, and future officer, director, agent, representative, employee, servant, owner, shareholder, partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator, and fiduciary of any of the persons listed in clauses (i) through (iv), and any other person acting by, through, under, or in concert with any of the persons or entities listed herein.
5.OWBPA and ADEA Release. Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Executive understands and acknowledges that by executing this General Release and releasing all claims against any of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act (“ADEA”), which includes any claim that any Released Party discriminated against the Executive on account of his age. The Executive also acknowledges the following:
(a)The Company, by this General Release, has advised the Executive to consult with an attorney prior to executing this General Release;
(b)The Executive has had the opportunity to consult with his own attorney concerning this General Release;
(c)This General Release does not include claims arising from any act, omission, transaction or occurrence which happens on or after the Effective Date of this General Release, provided, however, that any claims arising after the Effective Date of this General Release from the then-present effect of acts or conduct occurring before the Effective Date of this General Release shall be deemed released under this General Release; and

(d)The Company has provided Employee the opportunity to review and consider this General Release for 21 days (the “Review Period”). At the Executive's option and sole discretion, the Executive may waive the Review Period and execute this General Release before the expiration of 21 days. In electing to waive the Review Period, the Executive acknowledges and admits that he was given a reasonable period of time within which to consider this General Release and his waiver is made freely and voluntarily, without duress or any coercion by any other person.
6.ADEA Revocation Period. The Executive may revoke this General Release within a period of seven days after execution of this General Release. The Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the attention of the Secretary of the Company by the end of the seventh calendar day. Under any such valid revocation, the Executive shall not be entitled to any severance or other payments or benefits under the Separation Agreement. This General Release becomes effective on the eighth calendar day after it is executed by both parties (the “Effective Date”).
7.Representations by the Executive. The Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency. The Executive represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company, nor does he know of any basis on which any third party or governmental entity could assert such a claim. This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).
8.No Right to File Action or Proceeding. The Executive agrees that he will not, unless otherwise prohibited by law, at any time hereafter, voluntarily participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of persons, any action or proceeding of any kind, against the Company, SEACOR Holdings Inc. or their past, present, or future parents, subsidiaries, divisions, affiliates, successors and assigns and any of their past, present or future directors, officers, agents, trustees, administrators, attorneys, employees or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any Released Claims; in addition, the Executive agrees to have himself removed from any such action or proceeding with respect to which he has involuntarily become a party. The Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this General Release and that this General Release shall act as a bar to recovery in any such proceedings. This General Release shall not affect the Executive's rights under the OWBPA to have a judicial determination of the validity of this General Release and does not purport to limit any right Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.
9.No Admission of Liability. The Executive agrees that neither this General Release nor the furnishing of the consideration for the general release set forth in this General Release shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. The Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for the Executive's obligations under this General Release.
10.Governing Law. This General Release shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to its conflict of laws provisions. If any provision of the General Release other than the general release set forth above, is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately shall become null and void, leaving the remainder of this General Release in full force and affect.
11.Prior Agreements. This General Release sets forth the entire agreement between the Executive and the Released Parties and it supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this General Release. Notwithstanding the foregoing, this General Release shall not affect the obligations of the parties under the Separation Agreement. The Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this General Release, except for those set forth in this General Release.
12.Amendment. This General Release may not be amended except by a written agreement signed by both parties, which specifically refers to this General Release.
13.Counterparts; Execution Signatures. This General Release may be executed in any number of counterparts by the parties hereto and in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
THE EXECUTIVE ACKNOWLEDGES THAT HE CAREFULLY HAS READ THIS GENERAL RELEASE; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS GENERAL RELEASE ARE THOSE STATED AND CONTAINED IN THIS GENERAL RELEASE; AND THAT

HE IS SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY. THE EXECUTIVE STATES THAT HE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS AND UNDERSTANDS THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS GENERAL RELEASE.
(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, the parties have executed this General Release as of the 1st day of October, 2012.

ERA GROUP INC.

/s/ PAUL L. ROBINSON
By: Paul L. Robinson
Title: Vice President, Secretary and General Counsel

ROBERT VAN DE VUURST

/s/ ROBERT VAN DE VUURST

Exhibit B
LIST OF OUTSTANDING
RESTRICTED STOCK AND STOCK OPTIONS

Restricted Stock:

Grant Date	Unvested Shares	Vested Shares
3/12/2012	500	0
3/4/2011	4,000	1,000

Stock Options:

Grant Date	Exercise Price	Unvested Options[1]	Vested Options
9/4/2012	87.12	250	0
6/4/2012	85.46	250	0
3/20/2012	98.34	250	0
12/5/2011	87.77	600	150
9/6/2011	84.92	600	150
6/3/2011	96.96	600	150
3/4/2011	98.37	600	150
____________________

1.	Stock options for which a price has not yet been established shall receive an exercise price equal to the closing price of SEACOR Holdings Inc. stock on the Termination Date.